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                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made as of May 3, 2000 by and between Able Telcom Holding Corp., a Florida corporation (the "Company"), and Michael Brenner (hereinafter, the "Executive").

                                    RECITALS

                           A.       The Board of Directors of the Company (the
"Board") recognizes the Executive's potential contribution to the growth and success of the Company, and desires to assure the Company of the Executive's employment in an executive capacity and to compensate him therefor, and has approved the provisions of this Agreement and has authorized the officers of the Company to execute the Agreement on behalf of the Company.

                           B.       The Executive is willing to make his
services available to the Company and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       Employment.

                  1.1. Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2. Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Executive Vice President and General Counsel for Legal Affairs of the Company. The Executive shall report to the Chief Executive Officer of the Company. He also shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive's position as Executive Vice President and General Counsel for Legal Affairs of a company the size and type of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investment, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement. The Executive may continue to serve out the remaining term as a board member on any corporate board on which he serves as of the Commencement Date.


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         2.       Term.

                  2.1. Term. The term of employment under this Agreement (the "Term of Employment") shall commence as of May 3, 2000 (the "Commencement Date") and shall continue for a period ending three (3) years from any date as of which the Term of Employment is being determined, subject to earlier termination pursuant to Section 5 hereof. The date on which the Term of Employment shall expire is sometimes referred to in this Agreement as the "Expiration Date".

         3.       Compensation.

                  3.1. Base Salary. The Executive shall receive a base salary at the annual rate of $200,000 (the "Base Salary") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Chief Executive Officer, be increased at any time or from time to time. The Executive's Base Salary at any point in time shall not be decreased for any reason.

         3.2.     Bonuses.

                  a. Formula Bonus: For each Bonus Period that begins on or after November 1, 2000 during the Term of Employment, the Executive shall be paid an annual formula bonus (the "Formula Bonus") during the Term of Employment equal to the greater of (i) the Minimum Annual Bonus, or (ii) the bonus determined pursuant to a formula (the "Formula") established by the Board at the beginning of each Bonus Period that commences during the Term of Employment. The Minimum Annual Bonus shall be $75,000 and, subject to the Board's approval, may be payable on each July 31, October 31, January 31, and April 30. To establish the Formula, within the first three (3) months of each Bonus Period for which a Formula Bonus may be payable pursuant to this Section 3.2 the Board shall (x) assign the Executive a percentage of his Base Salary that may be earned as a bonus (the "Target Award Percentage"), which shall not be less than 100%, and
(y) assign reasonable financial performance targets for the Company by which to measure the Executive's performance. At the end of each such Bonus Period, the Board will determine a percentage that reflects the Company's actual financial performance in relation to the financial performance targets set for the Company ("Percent of Target Award Earned"). The Executive's bonus pursuant to the Formula will be determined as follows:

  (TARGET AWARD PERCENTAGE) X (BASE SALARY) X (PERCENT OF TARGET AWARD EARNED).

         The amount of the bonus payable to Executive shall be determined as promptly as practicable after the determination of the Company's financial performance for the Bonus Period. If and to the extent that the amount of the bonus for the Bonus Period determined pursuant to the


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Formula exceeds the Minimum Annual Bonus, the Company shall pay the excess to the Executive within 2 1/2 months after the end of the Bonus Period for which it is payable.

                  b. Termination Year Bonus. For the Bonus Period in which the Executive's employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive's employment with the Company terminates) of the bonus otherwise payable under Section 3.2b for the Bonus Period in which such termination of employment occurs; provided, however, that (i) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive's employment so terminates, and (ii) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of Board. The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the "Termination Year Bonus."

                  c.       Additional Bonuses.

                           (i)      For purposes of the period between the
Commencement Date and October 31, 2000, the Company shall pay to the Executive a bonus (the "Initial Bonus"), the amount of which shall be determined by the Board based upon stock performance criteria, but which shall not be less than $50,000. The Initial Bonus shall be payable on October 31, 2000.

                           (ii)     The Company shall pay to the Executive
additional bonuses (the "Special Bonuses"), payable as and when payments on the Loans (as described in Section 4.6), if any, are due and payable by the Executive to the Company, in amounts such that after payment by the Executive of all federal, state and or local taxes imposed upon the Special Bonus, the Executive retains an amount sufficient to repay that portion (both principal and interest) of the Loans advanced by the Company to the Executive pursuant to Subsection 3(a) hereof that is then due and payable by the Executive. The Company may offset and apply the amount of the Special Bonus against the amounts (both principal and interest) then due and payable on the Loans.

                           (iii)    In the event that the Executive's employment
with the Company is terminated for any reason other than by the Executive without Good Reason pursuant to Section 5.5(b) hereof, the Company shall pay to the Executive an additional bonus (the "Additional Special Bonus"), payable within thirty (30) days of the date of the termination of the Executive's employment, in an amount such that after payment by the Executive of all federal, state and/or local taxes imposed upon the Additional Special Bonus, the Executive retains an amount sufficient to repay that portion (both principal and interest) of the Loans advanced by the Company to the Executive pursuant to Subsection 3(a) hereof that is due and payable by the Executive at that time. The Company can offset and apply the amount of the Additional Special Bonus against the amounts of the principal and interest then due and payable on the Loans.


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                           (iv)     The Executive shall receive such additional
bonuses, if any, as the Board may in its sole and absolute discretion determine.

                           d.       Definitions. Any bonuses, other than the
Special Bonuses and the Additional Special Bonus, payable pursuant to this
Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable under this Section 3.2 is sometimes hereinafter referred to as a Bonus Period. Except as otherwise provided in Section 3.2c, and unless otherwise agreed to by the Board and the Executive, the Bonus Period shall be the fiscal year of the Company.

                           e.       Time of Payment. Except as otherwise
provided herein, any Incentive Compensation payable pursuant to this Section 3.2 shall be paid by the Company to the Executive within 21/2 months after the end of the Bonus Period for which it is payable.

         4.       Expense Reimbursement and Other Benefits.

                  4.1. Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2. Compensation/Benefit Programs/Life Insurance. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans. In addition, the Company shall obtain, pay for and keep in force at all times while the Executive is employed by the Company (and thereafter when required by this Agreement) a term life insurance policy on the life of the Executive with a death benefit not less than $1,000,000; provided that if the Executive is not insurable at the insurer's lowest rates for healthy, non-smoking males of the Executive's age (the "Non-Rated Premiums"), then the Company shall obtain and pay for an insurance policy on the life of the Executive in the face amount obtainable for such Non-Rated Premiums. The Executive shall have the exclusive right to own and designate the beneficiaries of any life insurance policy provided by the Company hereunder and to change the beneficiaries from time to time. Such policy and the proceeds and cash value thereof, if any, shall be the sole property of the Executive and the Company shall not retain and beneficial interest therein.

                  4.3. Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.


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                  4.4.     Automobile. During the Term of Employment, the
Company shall, at the Executive's election, either (i) pay to the Executive a non-accountable automobile allowance of $1,000 per month or (ii) provide the Executive with a mid-size automobile (which initially shall be new and shall be replaced not less frequently than every three (3) years), and reimburse the Executive for the costs of gasoline, oil, repairs, maintenance, insurance and other expenses incurred by Executive by reason of the use of the automobile.

                  4.5.     Stock Options.

                           a.       Initial Grant. As of the Commencement Date,
the Company shall grant to the Executive, an option to purchase one hundred thousand (100,000) shares of common stock of the Company (the "Initial Options") at the closing price on the Commencement Date. This option shall be immediately exercisable in full and shall remain exercisable for a period of ten (10) years, whether or not the Executive continues to be employed by the Company during that period. The parties intend that the Initial Options be granted pursuant to the Company's stock option plan (the "Stock Option Plan") and shall be incentive stock options to the extent allowable under the Stock Option Plan and applicable laws; provided, however, in the event that the Initial Options may not be granted under the Stock Option Plan due to the failure of the Company to obtain shareholder approval of an increase in the number of shares available for grant thereunder, the Initial Options shall be granted to the Executive outside of the Stock Option Plan.

                           b.       Future Grants. In addition, during the Term
of Employment, the Executive shall be eligible to be granted options (the "Stock Options") to purchase common stock (the "Common Stock") of the Company under (and therefore subject to all terms and conditions of) the Company's Stock Option Plan, and any successor plan thereto (the "Stock Option Plan"); provided, however, that the Stock Options shall become immediately exercisable in full upon termination of the Executive's employment with the Company for any reason other than termination by the Company for Cause under Section 5.1 hereof or termination by the Executive Without Good Reason under Section 5.5b hereof. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the committee of the Board appointed pursuant to the Stock Option Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Stock Option Plan.

                  4.6. Loans. Immediately upon execution of this Agreement, in consideration of benefits and opportunities the Executive must relinquish in connection with his current employment, and for other good and valuable consideration, the Executive shall receive a loan from the Company in an amount equal to $100,000, repayable in three (3) equal annual installments on each of the first, second and third anniversaries of the Commencement Date hereof. In addition, the Company shall loan to the Executive up to an aggregate additional amount of $100,000 upon request by the Executive at any time during the one (1) year period commencing on the Commencement Date hereof, and any such loan(s) shall be repayable in three (3) equal annual installments on each of the first, second and third anniversaries of the date on which the additional loan(s) are made. The Company must fund any loan request within 72 hours of receiving written notification from the Executive. The loans described in this Section


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4.6 shall collectively be referred to in this Agreement as the "Loans." The
Loans shall bear interest at a fixed rate equal to the prime rate as published by the Bank of Wachovia for the business day immediately preceding the date on which the loan is made. During the period in which the Executive is employed by the Company, payments on the Loans shall be made solely from the proceeds of the Additional Bonuses payable by the Company to the Executive pursuant to Section 3.2(c)(ii) hereof. Upon termination of the Executive's employment with the Company for any reason other than by the Executive without Good Reason pursuant to Section 5.5(b) hereof, payments on the Loans shall be made solely from the proceeds of the Special Additional Bonus payable by the Company to the Executive pursuant to Section 3.2(c)(iii) hereof. Upon termination of the Executive's employment with the Company by the Executive without Good Reason, the Loans shall become immediately due and payable within thirty (30) days of the date of such termination of employment.

                  4.7. Other Benefits. The Executive shall be entitled to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

         5.       Termination.

                  5.1. Termination for Cause. Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or a willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within fifteen (15) days (or if the Executive is acting diligently to effect a cure, such longer time as shall be reasonably necessary to effect the cure) after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, or (iii) a conviction of any crime which involves dishonesty or a breach of trust. Any termination for Cause shall be made in writing by notice to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. The Executive (and his legal representative) shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive any unpaid Base Salary through the date of termination and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).


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                  5.2.     Disability. The Company shall at all times have the
right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The determination of whether the Executive is or continues to be disabled shall be made in writing by a physician selected by the Board and reasonably acceptable to the Executive. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) pay to the Executive his Termination Year Bonus, if any, at the time provided in
Section 3.2f hereof, and (iv) pay to the Executive any then unpaid Special Bonuses at the time provided in Section 3.2(c)(ii) and any Additional Special Bonus at the time provided in Section 3.2(c)(iii). Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.3. Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (iii) pay to the estate of the deceased Executive, the Executive's Termination Year Bonus, if any, at the time provided in Section 3.2 hereof, and (iv) pay to the Executive's estate any then unpaid Special Bonuses at the time provided in Section 3.2(c)(ii) and any Additional Special Bonus at the time provided in Section 3.2(c)(iii). Upon any termination effected and compensated pursuant to this Section 5.3, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.4. Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice not less than thirty (30) days prior to the termination date, to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3 or 5.5), the Company shall (i) pay to the Executive on the termination date any unpaid, Base Salary through the date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, at the time provided in Section 3.2f, (iii) pay to, the Executive on the termination date a lump sum payment equal to three (3) times the sum of (x) his Base Salary as of the date of his termination and (y) the Formula Bonus for the year in which such termination occurs, assuming a Target Award Percentage of 100%, (iv) continue to provide the Executive with the benefits he was receiving under Sections 4.2 and 4.4 hereof (the


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"Benefits") for a period of three (3) years immediately following the date of his termination in the manner and at such times as the Benefit otherwise would have been provided to the Executive, (v) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2f; (vi) pay to the Executive as a single lump sum payment, within 30 days of the date of termination, a lump sum benefit equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under such plans but that would not have been forfeited if the Executive's employment had contained for an additional three (3) years; and (vii) pay to the Executive any then unpaid Special Bonuses at the time provided in Section 3.2(c)(iii) and any Additional Special Bonus at the time provided in Section 3.2(c)(iii). In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall promptly reimburse the Executive for amounts paid by the Executive to acquire comparable coverage. Upon any termination effected and compensated pursuant to this Section 5.4, the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.5.     Termination by Executive.

                           a.       The Executive shall at all times have the
right, by written notice not less than (30) days prior to the termination date, to terminate the Term of Employment.

                           b.       Upon termination of the Term of Employment
pursuant to this Section 5.5 by the Executive without Good Reason (as defined below), the Company shall (i) pay to the Executive upon the termination date any paid Base Salary through the effective date of termination specified in such notice or otherwise mutually agreed and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company, at the time provided in Section 3.2f. Upon any termination effected and compensated pursuant to this Section 5.5(b), the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). In addition, the Loans (as described in Section 4.6 hereof), to the extent then outstanding, shall become immediately due and payable as of the date of such termination of employment pursuant to this Subsection 5.5(b).

                           c.       Upon termination of the Term of Employment
pursuant to this Section 5.5 by the Executive for Good Reason, the Company shall pay to the Executive the same amounts, and shall continue or compensate for Benefits in the same amounts, that would have been payable or provided by the Company to Executive under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause. In addition, if the termination of the Term of Employment occurs after a Change in Control, and as a result of


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the Change in Control, the Executive would be titled to a reduction in the option price for any options granted to the Executive, or any cash payments from the Company, (other than those provided under this Agreement) in addition to those specified in Section 5.4, under any plan or program maintained by the Company (the "Additional Benefits"), then the Company shall provide the Executive with those Additional Benefits, if and only to the extent that such Additional Benefits, when added to the amounts payable and the Benefits provided by the Company to the Executive hereunder, will not constitute excess parachute payments with the meaning of Section 280G of the Code. Upon any termination effected and compensated pursuant to this Section 5.5(c), the Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4., and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                           d.       For purposes of this Agreement, "Good
Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location, that is not within a 50 mile radius of Ft. Lauderdale, Florida, except for travel reasonably required in the performance of the Executive's responsibilities; (iv) any purported termination by the Company of the Executive's employment other than for Cause pursuant to Section 5.1, or because of the Executive's disability pursuant to Section 5.2 of this Agreement; or (v) the occurrence of a Change in Control. For purposes of this Section 5.5(d), the Executive acknowledges that the Company's holding company functions are headquartered and centralized in Atlanta, Georgia. For purposes of this Section 5.5(d), any good faith determination of "Good Reason" made by the Executive shall be conclusive; provided that the Executive shall not exercise his right to terminate his employment or Good Reason without first giving sixty (60) days written notice to the Chief Executive Officer of the factual basis constituting Good Reason. The Company shall have the right to cure the problem(s) noted by the Executive, before the Executive may terminate his employment for Good Reason.

                           e.       For purposes of this Agreement, the term
"Change in Control" shall mean:

                           (i)      Approval by the shareholders of the Company
of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to


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vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

                           (ii)     A new Board member is elected without the
approval of at least two of the Individuals who, as of the Commencement Date of this Agreement, constitute the Board (the "Incumbent Board"); or

                           (iii)    the acquisition (other than from the
Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than 50% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries;

                           (iv)     provided that, with respect to this Section
5.5(e), a Change in Control shall not be deemed to have occurred should any of the contingencies referred to in this Section involve any of those companies, persons or other legal entities with whom the Company is negotiating on or before the Commencement Date and which are communicated, in writing, by the Company to the Executive upon execution of this Agreement.

                  5.6. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5.6) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter, collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the


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

amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  5.7. Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                  5.8. Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

         6. Restrictive Covenants.

                  6.1. Non-competition. In order to fully protect the Company's Proprietary Information, at all times during the Restricted Period, the Executive shall not, directly or indirectly, perform or provide managerial or executive services on behalf of any person, entity or enterprise which is engaged in, or plans to engage in, any business in the United States that directly or indirectly competes with the Company's Business (for this purpose, the "Company's Business" is the business of telephone and telecommunication installation and service and the manufacture, sale and installation of highway signs and traffic control products.) During the Executive's employment with the Company, the Executive shall not, directly or indirectly, have any interest in any business (other than the Company) that competes with the Company's Business, provided that this provision shall not apply to the Executive's ownership or acquisition, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation. For purposes of this Agreement the "Restricted Period" shall be the period during which the Executive is employed by the Company and, if the Executive's employment with the Company is either terminated by the Company without Cause pursuant to Section 5.4, or by the Executive for Good Reason pursuant to Section 5.5c, and the Company has paid to the Executive all of amounts then payable to the Executive pursuant to Sections 5.4 or 5.5c, as applicable, the three (3) year period immediately following the termination of the Executive's employment with the Company.

                  6.2. Confidential Information. The Executive recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below), of the Company and all physical embodiments thereof, as they may exist from time-to-time, collectively, the "Proprietary Information" valuable, special and unique assets of the Company's Business. In order to obtain and/or maintain access to such Proprietary Information, which employee acknowledges is essential to the performance of his duties under this Agreement, the Executive agrees that, except with respect to those duties assigned to him by the Company, the Executive shall hold in confidence all Proprietary Information and the Executive will not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will the Executive make use of any such Information for the Executive's own purposes or for the benefit of any person, business or legal entity (except the Company) under any circumstances, except that the Executive may disclose such Proprietary Information to the extent required by law, provided that, prior to any such disclosure, the Company be provided an opportunity to contest such disclosure.

                  For purposes of this Agreement, the term "Trade Secrets" means information belonging to or licensed to the Company, regardless of form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, financial, marketing or other business plan, lists of actual or potential customers or suppliers, or any other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. The term "Confidential Information" means any information belonging to or licensed to the Company, regardless of form, other than Trade Secrets, which is valuable to the Company and not generally known to competition of the Company.

                  The provisions of this Section 6.2 will apply to Trade Secrets for as long as such information remains a Trade Secret and to Confidential Information during the Executive's employment with the Company and for a period of two (2) years following the termination of the Executive's employment with the Company for whatever reason.

                  6.3. Nonsolicitation of Employees and Customers. At all times during the Restricted Period, as defined in Section 6.1 hereof, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ, solicit, recruit or attempt to employ, solicit, or recruit any employee of the Company to leave the Company's employment, or (b) solicit or attempt to solicit any of the actual or targeted prospective customers or clients of the Company with whom the Executive had material contact or about whom the Executive learned Confidential Information on behalf of any person or entity in connection with any business that competes with the Company's Business.

                  6.4. Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its client (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.

To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  6.5. Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or other-wise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.6.     Definition of Company. Solely for purposes of this
Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  6.7. Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this
Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

                  6.8. Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  6.9. Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period


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

of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  6.10. Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

         7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenant contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. Attorney's Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit or the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         9. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

         10. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia. The venue for any action to enforce this Agreement shall be the state or federal courts located within Fulton County, Georgia.

         11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its a affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         12. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 1000 Holcomb Woods Parkway, Suite 440, Roswell, Georgia 30076, Attention: Chairman of the Board, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other in accordance with this provision.

         13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         14. Severability. The invalidity of an one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         16. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         17. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

         20.      Indemnification.

                           a.       Subject to limitations imposed by law, the
Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                           b.       The Company shall pay any expenses
(including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 20 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 20, together with a reasonable accounting of such expenses.

                           c.       The Executive hereby undertakes and agrees
to repay to the Company any advances made pursuant to this Section 20 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                           d.       The Company shall make the advances
contemplated by this Section 20 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 20 shall be unsecured and interest-free.

                           e.       The provisions of this Section 20 shall
survive the termination of this Agreement.

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    ABLE TELCOM HOLDING CORP.


                                    By:  /s/ Billy V. Ray, Jr.
                                       -----------------------------------------
                                    Name: Billy V. Ray, Jr.
                                    Title: President and Chief Executive Officer

                                    EXECUTIVE:


                                    /s/ Michael Brenner
                                    --------------------------------------------
                                    Michael Brenner


                                       17